QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(1)(A)

SYNOPSYS, INC.
700 E. Middlefield Road
Mountain View, California 94043
Telephone: (650) 584-5000

OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
May 25, 2005

SYNOPSYS, INC.

OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER EXPIRES AT 11:59 P.M. EASTERN DAYLIGHT TIME
ON JUNE 22, 2005, UNLESS WE EXTEND THIS OFFER

        We are offering you the opportunity to exchange stock options currently outstanding under all of our stock plans, including plans assumed in acquisitions, with exercise prices equal to or greater than $25.00 per share (the "Eligible Options") for a lesser number of new options (the "New Options") which will be granted in accordance with specified exchange ratios as described below (the "Offer"). You are eligible to participate in the Offer if you are an employee of Synopsys or one of our subsidiaries or branches (collectively, hereinafter referred to as "Synopsys") as of May 25, 2005, you remain an employee through the Expiration Date of the Offer and you hold Eligible Options. Our executive officers and members of our Board of Directors are not eligible to participate in the Offer.

        The "Expiration Date" of the Offer is 11:59 p.m. Eastern Daylight Time on June 22, 2005. If we extend the period of time during which this Offer remains open, the term "Expiration Date" will refer to the latest time and date at which this Offer expires.

        The New Options will be granted on the next business day following the expiration of the Offer, currently anticipated to be June 23, 2005 (the "Grant Date"). The Board of Directors retains the discretion to determine the Grant Date.

        We are offering to exchange each Eligible Option for a New Option to be granted in accordance with the following exchange ratios (rounded up or down to the nearest whole share):

  •
  For Eligible Options that have an exercise price per share equal to or greater than $25.00 and less than or equal to $26.99, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 1.6-to-1.

  •
  For Eligible Options that have an exercise price per share equal to or greater than $27.00 and less than or equal to $28.99, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 1.8-to-1.

  •
  For Eligible Options that have an exercise price per share equal to or greater than $29.00 and less than or equal to $30.99, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.2-to-1.

  •
  For Eligible Options that have an exercise price per share of $31.00 or higher, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.8-to-1.

        As an example, if you elect to exchange an Eligible Option representing the right to purchase 125 shares of common stock, with an exercise price of $25.00 per share, you will receive on the Grant Date a New Option representing the right to purchase 78 shares of common stock (100 divided by 1.6). As another example, if you elect to exchange an Eligible Option representing the right to purchase 100 shares of common stock, with an exercise price of $40.00 per share, you will receive on the Grant Date a New Option representing the right to purchase 36 shares of common stock (100 divided by 2.8).

        The New Options will vest monthly over three (3) years, and become exercisable beginning one (1) month following the Grant Date. Vesting is contingent upon your continuous employment with Synopsys.

        The New Options will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the Grant Date, except in the case of New Options granted to tax residents of Italy, which will be determined as described in Appendix B of this Offer to Exchange entitled "A Guide to International Issues."

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol "SNPS." On May 17, 2005, the closing price of our common stock as reported on the Nasdaq National Market was $17.31 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options. We can provide no assurance as to the price of our common stock at any time in the future, and nothing contained in this document or the other documents you receive relating to this Offer should be interpreted in any way as a claim relating to the future prospects of the price of our common stock, nor should any inference about such future prospects be drawn from anything contained herein or therein.

        Please note that although you may tender as many or as few of the Eligible Options as you like, you must exchange all shares issuable under each particular grant of Eligible Options you wish to exchange. For example, if you received one grant of an Eligible Option with the right to purchase 100 shares of our common stock at an exercise price of $25.00 per share, and another grant of an Eligible Option with the right to purchase 50 shares of our common stock at an exercise price of $40.00 per share, you may tender one or both of these Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares).

        We are making this Offer upon the terms and subject to the conditions described in this Offer to Exchange, including the Summary of Terms and the email and web documentation available on the option exchange website maintained by Mellon Investor Services LLC (which together, as they may be amended from time to time, constitute the "Offer"). This Offer is not conditioned upon a minimum number of option holders accepting this Offer or a minimum number of Eligible Options being exchanged, but is subject to other conditions that we describe in Section 6 of this Offer to Exchange.

        You will need to make your election to exchange options electronically via Mellon Investor Services LLC ("Mellon") using the login information provided to you by email. In the event you have questions about this process or wish to make your election in writing rather than over the internet, you must contact Mellon by telephone at (866) 210-7111 in the United States and (201) 329-8206 outside the United States.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC"), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

IMPORTANT

        If you wish to accept this Offer, you must make your election through Mellon using the instructions sent to each employee by email no later than 11:59 p.m. Eastern Daylight Time on the Expiration Date. If you do not wish to make your election via the internet, (or are unable to use the electronic system for any reason), you must contact Mellon by telephone at (866) 210-7111 in the United States and (201) 329-8206 outside the United States to request a written election form, which you must complete and return to Mellon as directed. If you have questions, please contact Mellon using the contact information listed above. If you do not electronically elect or if Mellon does not receive your written election form by 11:59 p.m. Eastern Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer. You do not need to return your stock option agreements as they will be automatically cancelled if we accept your Eligible Options for exchange.

        The Board of Directors makes no recommendations as to whether or not you should tender your Eligible Options for exchange. The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that may be based on a variety of factors. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation. The information about this Offer from Synopsys is limited to this Offer to Exchange, including the Summary of Terms, and the email and web documentation available on the option exchange website maintained by Mellon Investor Services LLC.

        If your employment with Synopsys is terminated for any reason on or before the Grant Date, you will not receive any New Options.

        The information about this Offer from Synopsys is limited to this Offer to Exchange, including the Summary of Terms and the email and web documentation available on the option exchange website maintained by Mellon Investor Services LLC. We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your Eligible Options pursuant to this Offer, nor have we authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange, including the Summary of Terms, and the email and web documentation available on the option exchange website maintained by Mellon Investor Services LLC. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Synopsys.

TABLE OF CONTENTS

SUMMARY OF TERMS		1
THIS OFFER		7
1.	NUMBER OF OPTIONS; EXPIRATION DATE	7
2.	PURPOSE OF THIS OFFER	8
3.	PROCEDURES	9
4.	CHANGE IN ELECTION	10
5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS	10
6.	CONDITIONS OF THIS OFFER	10
7.	PRICE RANGE OF COMMON STOCK	12
8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS	12
9.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING STOCK OPTIONS.	14
10.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER	14
11.	LEGAL MATTERS; REGULATORY APPROVALS	14
12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	15
13.	TERMS OF THE OFFER SPECIFIC TO ELIGIBLE EMPLOYEES EMPLOYED OUTSIDE THE UNITED STATES	16
14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT	16
15.	FEES AND EXPENSES	17
16.	INFORMATION ABOUT SYNOPSYS	17
17.	RISK FACTORS	18
18.	ADDITIONAL INFORMATION	18
APPENDIX A INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF SYNOPSYS		A-1
APPENDIX B A GUIDE TO INTERNATIONAL ISSUES		B-1

i

SUMMARY OF TERMS
OF
OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

May 25, 2005

Response Due By 11:59 p.m. Eastern Daylight Time
on June 22, 2005, unless this Offer is Extended

        The following should answer most of the questions that you may have about this Offer. Please read the remainder of the Offer to Exchange and the accompanying documents carefully and in their entirety as they contain information relevant to your decision as to whether or not to participate in this Offer. We have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics discussed in this Summary of Terms.

        If you would like to accept this Offer, you must make your election through our administrative exchange agent, Mellon Investor Services LLC ("Mellon") using the instructions sent to each employee by email no later than 11:59 p.m. Eastern Daylight Time on June 22, 2005 (the "Expiration Date"). If we extend the period of time during which this Offer remains open, the term "Expiration Date" will refer to the latest time and date at which this Offer expires. If you do not wish to make your election via the internet (or are unable to use the electronic system for any reason), you must contact Mellon by telephone at (866) 210-7111 in the United State and (201) 329-8206 outside the United States to request a written election form, which you must complete and return to Mellon as directed. If you have questions, please contact Mellon using the contact information listed above. If you do not electronically elect or if Mellon does not receive your written election form by 11:59 p.m. Eastern Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer. You do not need to return your stock option agreements as they will be automatically cancelled if we accept your Eligible Options for exchange.

  GENERAL QUESTIONS ABOUT THE TERMS OF THE OFFER TO EXCHANGE

  Q1.    What is the Option Exchange Program?

        We are offering Eligible Employees (as defined below) the opportunity to exchange stock options currently outstanding under all of our stock option plans, including plans assumed in acquisitions, with exercise prices equal to or greater than $25.00 per share (the "Eligible Options") for a lesser number of new options (the "New Options"), which will be granted in accordance with specified exchange ratios (see Question 9 below for additional information on the specified exchange ratios). The New Options will be granted on the next business day following expiration of the Offer, currently anticipated to be June 23, 2005 (the "Grant Date"), although for administrative processing reasons, you may not receive notice of your new stock option grant for up to three weeks following the Grant Date. The Board of Directors retains the discretion to determine the Grant Date. (See Section 1 of the Offer to Exchange.)

  Q2.    Who can participate in this Offer?

        You are eligible to participate in this Offer if you are an employee of Synopsys as of May 25, 2005, continue to be employed by Synopsys through the Expiration Date of this Offer and hold Eligible Options (an "Eligible Employee"). An employee of Synopsys must either be on active status or on an approved leave of absence on the Expiration Date of this Offer in order to be eligible to participate, unless otherwise required under local law. An employee whose employment with Synopsys terminates for any reason at any time before the Expiration Date of this Offer will not be an Eligible Employee. Members of our Board and our executive officers are not eligible to participate in this Offer. (see Appendix A of the Offer to Exchange for a list of our executive officers and members of our Board of Directors and Section 1 of the Offer to Exchange.)

  Q3.    If I am an Eligible Employee employed outside of the United States, may I participate on the same terms as described in this Offer?

        Yes. With certain exceptions communicated directly to affected employees, Eligible Employees employed outside of the United States who hold Eligible Options may generally participate in this Offer on the same terms as described in the Offer to Exchange. Non-U.S. employees should refer to Appendix B of the Offer to Exchange entitled "A Guide to International Issues" for a discussion of the tax and other consequences of accepting or rejecting this Offer under the law of the country in which they are employed.

  Q4.    What if I leave Synopsys after the program begins but before my New Options are issued?

        To receive New Options you need to be employed by Synopsys at the time the Option Exchange Program is launched and at the time the New Options are granted. If you elect to participate in the program and your employment terminates for any reason before the New Options are granted, you would not receive any New Options. In that case, you would then have thirty (30) days after termination to exercise your old options to the extent they were exercisable at the time of termination. (See Section 1 of the Offer to Exchange.)

        Unless you have a separate written agreement governing your employment relationship or as otherwise expressly provided by applicable law, your employment with Synopsys remains "at-will" and can be terminated by you, Synopsys or one of our subsidiaries at any time, with or without cause or notice, and nothing in this Offer will modify or change that.

  Q5.    Why is Synopsys making this offer to employees?

        We are making this Offer because, as a result of the volatility in our stock price, many employee outstanding options have exercise prices significantly higher than the current market price of our common stock. We believe the Option Exchange Program is an effective means of recognizing employee contributions to our success and aligning employee and stockholder interests. (See Section 2 of the Offer to Exchange.)

  Q6.    Why do I have to give up my old options? Can't Synopsys just grant new options at a current price?

        We designed the Option Exchange Program to avoid the dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. In addition, many stockholders consider our "overhang" (the ratio of our outstanding options to total outstanding shares) to be high. If we were simply to issue new stock options, we would make this problem worse.

  Q7.    How can I tell which of my outstanding options are Eligible Options?

        Concurrently, with this Offer to Purchase you have been given login instructions for accessing Mellon's website. After accessing the website, you can view your Eligible Options by going to the option exchange screen on the Mellon website. If you have misplaced or not received your Mellon login instructions, please call Mellon at (866) 210-7111 in the United States and (201) 329-8206 outside the United States.

  Q8.    Are there any conditions to this Offer?

        Yes. This Offer is subject to the conditions described in Section 6 of the Offer to Exchange. If any of these events occur, Synopsys may terminate, postpone or amend this Offer. However, this Offer is not conditioned on a minimum number of Eligible Employees accepting this Offer or a minimum number of Eligible Options being exchanged. (See Section 6 of the Offer to Exchange.)

SPECIFIC QUESTIONS ABOUT THE ELIGIBLE OPTIONS TO BE EXCHANGED

  Q9.    If I participate, how many new options will I receive?

        Under this Offer, you may make an election to exchange your unexercised options that have an exercise price equal to or greater than $25.00 per share for New Options to be granted in accordance with the exchange ratios set forth below:

Exercise Price Range	Exchange Ratio (Eligible Options to New Options)	As an Example, if You Exchanged 100 Shares, You Would Receive
$25.00 - $26.99	1.6-to-1	63 shares
$27.00 - $28.99	1.8-to-1	56 shares
$29.00 - $30.99	2.2-1	45 shares
$31.00 and above	2.8-1	36 shares

        New Option grants calculated in accordance with the exchange ratios set forth above will be rounded either up or down to the nearest whole share on a grant-by-grant basis.

  Q10.    Why are only options with an exercise price equal to or greater than $25 per share eligible for exchange?

        We believe that options that are only moderately out of the money continue to provide valuable incentives for employees. We set the $25 "floor" to provide significant benefits to employees while providing a reasonable proposal to stockholders who must approve the program.

  Q11.    Why isn't the exchange ratio 1 to 1 for all Eligible Options?

        We believe the exchange ratios must balance the interests of both our employees and our stockholders, and as a result, in order to make the program more attractive to our stockholders, we have designed it to be "value for value." This means that, in the aggregate, the value of the stock options being exchanged is the same or greater than the value of the New Options to be issued. Under our option pricing model, this requires that more stock options be surrendered than received in the exchange. The exchange ratios and exercise price ranges were determined with the help of third-party experts and on the basis of valuations under the Black-Scholes option pricing model as well as a binomial pricing model.

  Q12.    If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

        You are not obligated to exchange each Eligible Option grant and will be free to exchange as few or as many of your Eligible Option grants as you wish. However, if you exchange an Eligible Option grant, you must exchange all shares issuable under such Eligible Option grant.

  Q13.    If I choose to participate in the Option Exchange Program can I exchange partial grants?

        No. You can elect to exchange as few or as many of your Eligible Option grants as you wish. However, if you elect to exchange any options, you must exchange all of the options from the same grant.

  Q14.    Can I exchange my vested and unvested Eligible Options?

        Yes. You may exchange both vested and unvested Eligible Options.

  Q15.    My Eligible Options are already vested. Will my New Options also be fully vested?

        No. All New Options issued through the Option Exchange Program will vest monthly over three (3) years, and become exercisable, beginning one (1) month following the Grant Date of the New Options.

  Q16.    Can I exchange option grants that I have already fully or partially exercised?

        If you previously exercised an option grant in its entirety, that option grant is no longer outstanding and is therefore not eligible for exchange under this Offer. If you previously exercised an Eligible Option grant in part, only the remaining unexercised portion of the Eligible Option grant may be exchanged under this Offer.

  Q17.    What happens to Eligible Options that I choose not to exchange?

        Eligible Option grants that you choose not to exchange will retain all their current terms and conditions, including their current exercise price, expiration date and vesting schedule.

  Q18.    Am I eligible to exchange an Eligible Option even if the option term expires between the commencement of this Offer and the Grant Date of the New Options?

        Yes. You will be able to exchange such an Eligible Option for a New Option.

  Q19.    Does Synopsys recommend employees participate in the program?

        Synopsys cannot make a recommendation to employees whether or not to accept the Offer and no one from Synopsys has been, or will be, authorized to provide you with information in this regard. However, Synopsys is providing as much information as allowable by the SEC to assist you to make your informed decision. For questions regarding investment-related issues, you should talk to your own advisors.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

  Q20.    When will I receive my New Options?

        The New Options will be granted on the Grant Date, which is currently anticipated to be June 23, 2005, although for administrative processing reasons, you may not receive notice of your new stock option grant for up to three weeks following the Grant Date. (See Section 5 of the Offer to Exchange.) The Board of Directors retains the discretion to determine the Grant Date. (See Section 1 of the Offer to Exchange.)

  Q21.    What will the exercise price of my New Options be?

        All New Options will be granted with an exercise price equal to the closing price of Synopsys' common stock as reported on the Nasdaq National Market on the Grant Date, except in the case of the New Options granted to tax residents of Italy, which will be determined as described in Appendix B of the Offer to Exchange. (See Section 7 of the Offer to Exchange for a historical view of the price range of our common stock.)

  Q22.    What will the vesting schedule of my New Options be?

        The New Options will vest monthly over three (3) years and become exercisable, beginning one (1) month following the Grant Date of the New Options. (See Section 8 of the Offer to Exchange.)

  Q23.    What will the term of my New Options be?

        The New Options will have a term of six and one-half (6.5) years from the Grant Date, as long as you remain employed by Synopsys. This 6.5 year term approximates the weighted average remaining term of all Eligible Options rounded to the nearest half (1/2) year. (See Section 8 of the Offer to Exchange.)

  Q24.    What will the other terms and conditions of my New Options be?

        The other terms and conditions of your New Options not described in the Offer to Exchange will be comparable to the other terms and conditions of your Eligible Options. All New Options will be nonqualified stock options under the U.S. Internal Revenue Code, regardless of the tax status of the Eligible Options exchanged, and will be granted pursuant to our 1998 Nonstatutory Stock Option Plan.

  Q25.    If the exercise price of the New Options is higher than the exercise price of the Eligible Options I exchanged, can I revert back to my original Eligible Options with their original exercise price?

        No. Once your Eligible Options have been surrendered for exchange, it is not possible to re-grant them. The fair market value of Synopsys' common stock on the Grant Date of the New Options cannot be predicted at this time, and it is possible that your New Options may have a higher exercise price than your Eligible Options.

  Q26.    If the New Options granted to me end up being out-of-the-money, will there be another Offer to Exchange?

        We do not expect to implement another option exchange program.

SPECIFIC QUESTIONS ABOUT THE POTENTIAL CONSEQUENCES OF ACCEPTING OR REJECTING THIS OFFER

  Q27.    What happens if I accept this Offer?

        If you accept this Offer, the Eligible Options you choose to exchange will be cancelled promptly after 11:59 p.m. Eastern Daylight Time on the Expiration Date, and you will have no further right or interest in these Eligible Options. If you choose to accept this Offer, you will receive your New Options as promptly as possible following the Grant Date.

  Q28.    Will I owe taxes if I participate in the program?

        The exchange of Eligible Options should be treated as a non-taxable exchange such that no income should be recognized for U.S. federal or state income tax purposes upon grant of the New Options. However, upon exercise of New Options, you may recognize income for federal income tax purposes (See Section 12 of the Offer to Exchange). The tax consequences for participating international employees may differ from the U.S. federal income tax consequences. (Please see Appendix B of the Offer to Exchange). For additional information about your personal tax situation, you should talk to your own accountant or financial advisor.

  Q29.    Do I have to participate in the Option Exchange Program?

        No. Participation in this Offer is completely voluntary. If you choose not to participate, you will keep all your options, including your Eligible Options, and will not receive any New Options under the Option Exchange Program. No changes will be made to the terms of your current options.

SPECIFIC QUESTIONS ABOUT THE PROCESS OF EXCHANGING ELIGIBLE OPTIONS

  Q30.    When does this Offer expire? Can this Offer be extended, and if so, how will I know if it is extended?

        The Expiration Date of this Offer is June 22, 2005, at 11:59 p.m. Eastern Daylight Time, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend this Offer at any time prior to the Expiration Date. If we extend this Offer, we will announce the extension no later than 9:00 a.m. Eastern Daylight Time on the day following the Expiration Date. (See Section 14 of the Offer to Exchange.)

  Q31.    If I decide to accept this Offer, what do I need to do?

        If you would like to accept this Offer, you must make your election through Mellon using the instructions sent to each employee by email no later than 11:59 p.m. Eastern Daylight Time on the Expiration Date. If you do not wish to make your election via the internet (or are unable to use the electronic system for any reason), you must contact Mellon by telephone at (866) 210-7111 in the United States, and (201) 329-8206 outside the United States to request a written election form, which you must complete and return to Mellon as directed. If you have questions, please contact Mellon using the contact information listed above. If you do not electronically elect or if Mellon does not receive your written election form by 11:59 p.m. Eastern Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer.

  Q32.    Under what circumstances would Synopsys not accept my Eligible Options for exchange?

        We currently expect that we will accept promptly after the Expiration Date all Eligible Options for which the electronic election is made and for which written elections are properly completed, executed and submitted and have not been validly changed or withdrawn. We may, however, reject any or all written election forms to the extent we determine they were not properly completed, executed and submitted, to the extent we determine it is unlawful to accept the exchanged Eligible Options or to the extent that any condition described in Section 6 of the Offer to Exchange makes it inadvisable in our reasonable judgment to proceed with this Offer. (See Sections 3, 5 and 6 of the Offer to Exchange.)

  Q33.    Can I change my previous election prior to the Expiration Date?

        Yes. You may change your previous election or withdraw from the Offer by logging back into the Mellon website or by properly completing, executing and submitting a new written election form before the Expiration Date. You may change your election more than once. Your last submitted electronic submission or written election form will supersede any prior submissions or election forms you may have submitted. (See Section 4 of the Offer to Exchange.)

  Q34.    If I elect to participate in the Offer, do I have to return my stock option agreements for the Eligible Options I wish to exchange?

        No. You do not need to return your stock option agreements as they will automatically be cancelled when we accept your Eligible Options for exchange.

  Q35.    Who can I talk to if I have questions about the Offer?

        For additional information or assistance, please contact Mellon by telephone at (866) 210-7111 in the United States and (201) 329-8206 outside the United States.

THIS OFFER

1.     NUMBER OF OPTIONS; EXPIRATION DATE.

        We are offering Eligible Employees the opportunity to exchange stock options currently outstanding under all of our stock plans, including plans assumed in acquisitions (the "Eligible Plans") with exercise prices equal to or greater than $25.00 per share (the "Eligible Options") for new options to purchase our common stock (the "New Options") to be granted on the next business day following expiration of the Offer, currently anticipated to be June 23, 2005 (the "Grant Date"), in accordance with specified exchange ratios as described below (the "Offer"). "Eligible Employees" are employees of Synopsys as of May 25, 2005 who hold Eligible Options and continue to be employed by Synopsys through 11:59 p.m. Eastern Daylight Time on June 22, 2005 (the "Expiration Date"). If we extend the period of time during which this Offer remains open, the term "Expiration Date" will refer to the latest time and date at which this Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend this Offer. Our executive officers and members of our Board of Directors are not eligible to participate in this Offer. (see Appendix A of this Offer to Exchange for a list of our executive officers and members of our Board of Directors).

        If you wish to accept this Offer, you are free to elect to exchange as many or as few of the Eligible Options as you like; however, you must exchange all shares issuable under each particular Eligible Option you wish to exchange. For example, if you received one grant of an Eligible Option with the right to purchase 100 shares of our common stock at an exercise price of $25.00 per share, and another grant of an Eligible Option with the right to purchase 50 shares of our common stock at an exercise price of $40.00 per share, you may tender one or both of these Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares).

        This Offer is subject to the terms and conditions described in this Offer to Exchange, including the Summary of Terms, and the email and web documentation available on the option exchange website maintained by Mellon (or sent by mail to Synopsys employees who are on an approved leave of absence). We will only accept Eligible Options that are properly exchanged and not validly withdrawn, in accordance with Section 5 of this Offer to Exchange, by 11:59 p.m. Eastern Daylight Time the Expiration Date. If you do not electronically elect to participate or if Mellon does not receive your written election to participate by such date and time, you will be deemed to have rejected this Offer.

        In this Offer, each Eligible Option may be exchanged for a New Option to be granted in accordance with the exchange ratios set forth below (rounded up or down to the nearest whole share):

  •
  For Eligible Options that have an exercise price per share equal to or greater than $25.00 and less than or equal to $26.99, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 1.6-to-1.

  •
  For Eligible Options that have an exercise price per share equal to or greater than $27.00 and less than or equal to $28.99, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 1.8-to-1.

  •
  For Eligible Options that have an exercise price per share equal to or greater than $29.00 and less than or equal to $30.99, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.2-to-1.

  •
  For Eligible Options that have an exercise price per share of $31.00 or higher, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.8-to-1.

        For example, if you elect to exchange an Eligible Option representing the right to purchase 125 shares of common stock, with an exercise price of $25.00 per share, you will receive on the Grant Date a New Option representing the right to purchase 78 shares of common stock (100 divided by 1.6). As another example, if you elect to exchange an Eligible Option representing the right to purchase 100 shares of common stock with an exercise price of $40.00 per share, you will receive on the Grant Date a New Option representing the right to purchase 36 shares of common stock (100 divided by 2.8).

        The New Options will not be granted until the Grant Date and will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the Grant Date, except in the case of tax residents of Italy, which will be determined as described in Appendix B of this Offer to Exchange entitled "A Guide to International Issues." We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we cannot provide any assurance as to the price of our common stock in the future.

        The number of shares of common stock to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Grant Date. All New Options will be granted under our 1998 Nonstatutory Stock Option Plan.

        If your employment with Synopsys is terminated for any reason on or before the Grant Date, you will not receive any New Options.

        We will publish a notice electronically to each Eligible Employee if we decide to take any of the following actions prior to the Expiration Date:

  •
  increase or decrease what we will give you in exchange for your Eligible Options;

  •
  increase or decrease the number of Eligible Options to be exchanged in this Offer; or

  •
  extend or terminate this Offer.

        If this Offer is scheduled to expire within twenty (20) business days from the date we notify you of an increase or decrease in what we will give you in exchange for your Eligible Options or in the number of Eligible Options to be exchanged in this Offer, we will extend this Offer for a period of twenty (20) business days after the date the notice is published.

        A "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m. Eastern Daylight Time.

2.     PURPOSE OF THIS OFFER.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock as a result of volatility in our stock price. We believe the Option Exchange Program is an effective means of recognizing employee contributions to our success and aligning employee and stockholder interests.

        In order to balance the interests of both our employees and our stockholders, we have designed it to be a "value for value" program. This means that, in the aggregate, the value of the stock options being exchanged is the same or greater than the value of the New Options to be issued. Under our option pricing model, this requires that more stock options be surrendered than received in the exchange. The exchange ratios and exercise price ranges were determined on the basis of a commonly used option valuation model in consultation with third-party compensation consultants. We cannot guarantee that your New Options will have a lower exercise price than your Eligible Options. The Board of Directors makes no recommendation as to whether or not you should tender your Eligible Options for exchange. The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors. You should consult with your personal outside advisor(s) if you have questions about your financial or tax situation.

3.     PROCEDURES.

        General.    We have retained a third party administration firm, Mellon Investor Services LLC ("Mellon"), to administer the Option Exchange Program. In order to participate in the Program, you will need to log into the Mellon website using the information provided to each Eligible Employee separately by email. If you are in on an approved Leave of Absence at the time of the offer, you will receive at your home address a copy of this Offer, Summary of Terms, web documentation and a written election form, which you may complete and return to Mellon as directed.

        Making Your Election.    If you wish to accept this Offer, you must make your election through Mellon, using the instructions sent to each employee by email no later than 11:59 p.m. Eastern Daylight Time on June 22, 2005, (the "Expiration Date"). If we extend the period of time during which this Offer remains open, the term "Expiration Date" will refer to the latest time and date at which this Offer expires. If you do not wish to make your election via the internet (or are unable to use the electronic system for any reason), you must contact Mellon by telephone at (866) 210-7111 in the United States and (201) 329-8206 outside the United States to request a written election form, which you must complete and return to Mellon as directed. If you do not electronically elect or if Mellon does not receive your written election form by 11:59 p.m. Eastern Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer. You do not need to return your stock option agreements as they will be automatically cancelled if we accept your Eligible Options for exchange. If you have questions regarding the process for making your election, please contact Mellon using the contact information listed above.

        Determination of Validity; Rejection of Elections; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares subject to Eligible Options and the validity of electronic elections and the form, eligibility (including time of receipt) and acceptance of any written election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all submissions to the extent that we determine they were not properly completed, executed and submitted, to the extent that we determine it is unlawful to accept the Eligible Options tendered for exchange or to the extent that any condition described in Section 6 of this Offer to Exchange makes it inadvisable in our reasonable judgment to proceed with this Offer. Otherwise, we will properly accept and timely exchange Eligible Options that are not validly withdrawn. We may waive any of the conditions of this Offer or any error in any written election form with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be accepted for exchange until all errors have been cured by the Eligible Employee exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any errors involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any errors.

        Our Acceptance Constitutes an Agreement.    If you elect to exchange your Eligible Options and you tender your Eligible Options according to the procedures described above, you will have accepted this Offer. However, only our acceptance of your Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

        Subject to our right to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the Expiration Date all properly and timely tendered Eligible Options that have not been validly withdrawn.

4.     CHANGE IN ELECTION.

        You may only change your election by following the procedures described in this Section 4.

        You may change your election at any time prior to 11:59 p.m. Eastern Daylight Time on the Expiration Date. If we extend this Offer beyond that time, you may change your election at any time until the extended Expiration Date. Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this Offer, we have not yet closed this Offer and we have not accepted for exchange all Eligible Options you elected to exchange. The date of the fortieth (40th) business day after the commencement of this Offer is July 21, 2005.

        You may change your election more than once. Your last submitted electronic election or written election form will supersede any prior elections you may have submitted.

        If you have questions regarding the process for changing your election, you may contact Mellon by telephone as described in Section 3 above.

        Neither we nor any other person is obligated to give notice of any errors you may make to your electronic or written election form, and no one will be liable for failing to give notice of any errors. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of any change to the Mellon website information and written documentation. Our determinations of these matters will be final and binding on all parties.

5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

        On the terms and subject to the conditions of this Offer, promptly following the Expiration Date we will accept for exchange and cancellation all Eligible Options properly tendered and not validly withdrawn as of the Expiration Date. The New Options will be granted on the next business day following expiration of the Offer, currently anticipated to be June 23, 2005, although for administrative processing reasons, you may not receive notice of your new stock option grant for up to three weeks after the Grant Date. The Board of Directors retains the discretion to determine the Grant Date.

6.     CONDITIONS OF THIS OFFER.

        We will not be required to accept any Eligible Options that you elect to exchange, upon the occurrence of one or more of the conditions described below. We may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case, if, at any time on or after the date hereof, and by 11:59 p.m. Eastern Daylight Time on the Expiration Date, we determine that any condition described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer or to accept and cancel Eligible Options that you elect to exchange. These conditions are as follows:

  •
  if any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the exchanged Eligible Options, the issuance of New Options, or otherwise relates to this Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  if any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:

  (a)
  make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the New Options or otherwise restrict or prohibit consummation of this Offer or otherwise relate to this Offer;

  (b)
  delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue New Options for some or all of the exchanged Eligible Options; or

  (c)
  materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  if there is:

  (a)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

  (b)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us;

  •
  if any of the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership:

  (a)
  litigation or other proceedings are instituted against us, or any of our officers or members of our Board of Directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Synopsys collectively with our subsidiaries;

  (b)
  a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance;

  (c)
  the suspension of trading in our equity securities by the SEC or by the Nasdaq Stock Market; or

  (d)
  a material change in the prospects for our business resulting from any number of factors such as a material adverse change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere, or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Synopsys or our subsidiaries or on the trading in our common stock;

  •
  if we are required to extend the Expiration Date beyond June 22, 2005 as a result of action or determination by the SEC or other regulatory authority.

        We may assert these conditions in our sole discretion at any time before the Expiration Date and we may waive them at any time before the Expiration Date, whether or not we waive any other condition to this Offer. Should we decide to waive or assert any of the conditions to this Offer, we must do so by 11:59 p.m. Eastern Daylight Time on the Expiration Date.

        Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and will not be construed as, the waiver of any other right. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 6 will be final and binding on all Eligible Employees.

        We currently expect that we will accept all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.     PRICE RANGE OF COMMON STOCK.

        There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol "SNPS." The following table shows, for the periods indicated, the closing sale prices per share of our common stock as reported by the Nasdaq National Market. All prices have been adjusted to show the effect of our two-for-one stock dividend that occurred on September 23, 2003.

	High	Low
Year ended October 31, 2003
First Quarter	$26.43	$19.24
Second Quarter	25.00	18.25
Third Quarter	32.96	25.00
Fourth Quarter	34.50	27.07
Year ended October 31, 2004
First Quarter	$37.36	$28.90
Second Quarter	36.35	26.73
Third Quarter	30.50	23.91
Fourth Quarter	21.28	14.65
Year ended October 31, 2005
First Quarter	$19.55	$16.49
Second Quarter	$18.80	$16.44
Third Quarter (through May 17, 2005)	$17.31	$16.69

        As of May 17, 2005 the last reported sale price of our common stock, as reported on the Nasdaq National Market, was $17.31 per share.

        The number of shares of our common stock outstanding as of May 12, 2005 was 143,551,659.

        We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

        Consideration.    In this Offer, each Eligible Option may be exchanged for a New Option to be granted in accordance with the exchange ratios set forth below (rounded up or down to the nearest whole share):

  •
  For Eligible Options that have an exercise price per share equal to or greater than $25.00 and less than or equal to $26.99, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 1.6-to-1.

  •
  For Eligible Options that have an exercise price per share equal to or greater than $27.00 and less than or equal to $28.99, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 1.8-to-1.

  •
  For Eligible Options that have an exercise price per share equal to or greater than $29.00 and less than or equal to $30.99, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.2-to-1.

  •
  For Eligible Options that have an exercise price per share of $31.00 or higher, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.8-to-1.

        For example, if you elect to exchange an Eligible Option representing the right to purchase 125 shares of common stock, with an exercise price of $25.00 per share, you will receive on the Grant Date a New Option representing the right to purchase 78 shares of common stock (100 divided by 1.6). As another example, if you elect to exchange an Eligible Option representing the right to purchase 100 shares of common stock with an exercise price of $40.00 per share, you will receive on the Grant Date a New Option representing the right to purchase 36 shares of common stock (100 divided by 2.8).

        The number of shares of common stock to be represented by the New Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur prior to the Grant Date.

        If we receive and accept for exchange all outstanding Eligible Options, we will grant New Options to purchase a total of approximately 4.4 million shares of our common stock. The common stock issuable upon exercise of the New Options would equal approximately three percent of the total shares of our common stock outstanding as of May 12, 2005.

        Term of the New Options.    Each New Option will have a term of 6.5 years from the date of grant, as long as you remain employed with Synopsys. The 6.5 year term represents the approximate weighted average remaining term of all Eligible Options rounded to the nearest half year.

        Exercise Price of New Options.    The New Options will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the Grant Date, except in the case of the New Options granted to tax residents of Italy, which will be determined as described in Appendix B of this Offer to Exchange entitled "A Guide to International Issues." We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our common stock in the future. The Board of Directors retains the discretion to determine the Grant Date.

        Vesting of New Options.    The New Options will be completely unvested at the time of grant, regardless of the vesting schedule of the Eligible Options, and will vest over three years on a monthly basis beginning on the first month after the date of grant.

        Other Terms and Conditions of the New Options.    The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date. Such other terms and conditions will be comparable to the other terms and conditions of the Eligible Options. All New Options will be nonqualified stock options granted under the 1998 Nonstatutory Stock Option Plan regardless of the tax status of the Eligible Options tendered for exchange. The shares of common stock for with the New Options will be exercised are registered with the SEC.

9.     INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING STOCK OPTIONS.

        A list of executive officers and members of our Board of Directors is attached to this Offer to Exchange as Appendix A. Our executive officers and members of our Board of Directors are not eligible to participate in this Offer to Exchange.

        As of May 11, 2005, all of our executive offers and members of our Board of Directors as a group (18 persons) held options outstanding under our stock options plans to purchase a total of 10,557,955 shares of our common stock. This represented approximately 26% of the shares subject to all options outstanding under all of our stock option plans.

        Since March 26, 2005, none of our executive officers or members of our Board of Directors have engaged in transactions which involved options to purchase our common stock or involved a purchase or sale of our common stock.

        There is no agreement, arrangement or understanding between Synopsys or, to the best of our knowledge, any of our executive officers or members of our Board of Directors, and any other person for the purchase or acquisition from Synopsys of any of our securities, except for the following as of May 11, 2005:

  •
  outstanding options granted to executive officers to purchase an aggregate of 9,260,295 shares of common stock pursuant to our 1992 Stock Option Plan and our 1998 Nonstatutory Stock Option Plan; and

  •
  outstanding options granted to members of our Board of Directors to purchase an aggregate of 1,297,660 shares of common stock pursuant to our 1994 Non-Employee Directors Stock Option Plan.

10.   STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

        We will cancel the difference between Eligible Options surrendered and New Options issued and such options will no longer be available for option grants in the future. Assuming exchange of all of the Eligible Options for New Options, an aggregate of 4.1 million options will be permanently retired.

        We will incur a charge for options to purchase up to 8.5 million shares calculated using variable option accounting. Because the New Options will vest over a period of three years, this charge will be recognized quarterly over the three-year vesting schedule of the New Options. The amount of the charge recognized each quarter will be such quarter's portion of the aggregate difference between the fair market value of the stock underlying the New Options at the end of each quarter and the exercise price of the New Options, minus any expense recognized to date for such options. Upon our adoption of Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (SFAS 123R), we will no longer expense the New Options using variable accounting and will not be required to recognize any remaining unrecognized variable compensation charge for such options. Based on current implementation guidance, SFAS 123R will be effective for Synopsys as of the beginning of the first quarter of our fiscal year ending October 31, 2006.

11.   LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by this Offer, or of any approval or other action by any government or regulatory authority or agency, other than SEC review and certain other international filings, that is required for the exchange of New Options for Eligible Options. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our obligation under this Offer to accept exchanged Eligible Options and to issue New Options is subject to the conditions described in Section 6 of this Offer to Exchange.

12.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer. If you are employed outside the United States, you should refer to Appendix B of this Offer to Exchange entitled "A Guide to International Issues" for a general summary of the tax consequences of the exchange of Eligible Options under this Offer in your country. In either case, we recommend that you consult with your tax advisor to determine the tax consequences or social insurance contribution consequences of the Offer.    This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Employees.

        Federal Income Tax Consequences of Nonqualified Stock Options.    The exchange of Eligible Options that are non-qualified options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal or state income tax purposes upon grant of the New Options. However, when you exercise a New Option, the difference between the exercise price of such option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income previously recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

        Federal Income Tax Consequences of Incentive Stock Options.    The exchange of Eligible Options that are incentive stock options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal or state income tax purposes upon grant of the New Options. All of the New Options you will be issued in exchange for your Eligible Options will be nonqualified stock options. Unlike incentive stock options, nonqualified stock options are not eligible for certain favorable tax treatment available to incentive stock options.

        Under current law, you would not realize taxable income when incentive stock options were granted to you under the Eligible Plans. In addition, you generally would not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income would be increased by the amount that the aggregate fair market value of the shares you can purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Generally, if an incentive stock option is exercised more than three months after your employment is terminated, even if permitted by your option agreement, the option will not be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options that are discussed above.

        If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

        If the disposition of the common stock you receive when you exercise incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the difference between the fair market value of the common stock on the exercise date and the exercise price, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

        The above description is only a summary of the U.S. federal income tax consequences of the exchange of Eligible Options under this Offer, and is not intended to provide you with any tax advice in connection with this summary or this Offer. We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer.

13.   TERMS OF THE OFFER SPECIFIC TO ELIGIBLE EMPLOYEES EMPLOYED OUTSIDE THE UNITED STATES.

        If you are an Eligible Employee employed outside the United States who holds Eligible Options, you are subject to the terms of this Offer as described herein. You should refer to Appendix B of this Offer to Exchange entitled "A Guide to International Issues" for a discussion of the tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are employed. Appendix B is only a summary of the foreign tax and other consequences of the exchange of Eligible Options under this Offer and is not intended to provide you with any tax advice in connection with this Offer.

        Before accepting this Offer, we recommend that you consult with your tax advisor to determine the tax consequences of the Offer.

14.   EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

        We may, at any time prior to the Expiration Date, extend the period of time during which this Offer is open and delay accepting any tendered Eligible Options by announcing the extension and giving oral or written notice of the extension to Eligible Employees.

        We may, at any time prior to the Expiration Date terminate, postpone or amend this Offer. To postpone accepting or canceling Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Employees. Our right to postpone accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Eligible Options promptly after we terminate or withdraw this Offer.

        Subject to applicable law, we may amend this Offer in any way, including decreasing or increasing the consideration offered in this Offer to Eligible Employees or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in this Offer.

        We may amend this Offer at any time prior to the expiration of this Offer by announcing the amendment. If we extend the length of time during which this Offer is open, the amendment must be announced no later than 9:00 a.m. Eastern Daylight Time on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to this Offer will be sent promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of the change.

        If we materially change the terms of this Offer or the information about this Offer, or if we waive a material condition of this Offer, we may extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of this Offer or information about this Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances, but in no case will be less than five (5) business days. If this Offer is scheduled to expire less than twenty (20) business days from the date we notify you of an increase or decrease in what we will give you in exchange for your Eligible Options or in the number of Eligible Options to be exchanged in this Offer, we will extend this Offer for a period of twenty (20) business days after the date the notice is published.

15.   FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person pursuant to this Offer.

16.   INFORMATION ABOUT SYNOPSYS.

General

        Our principal executive offices are located at 700 E. Middlefield Road, Mountain View, California, 94043, and our telephone number is (650) 584-5000. Information regarding our executive officers and members of our Board of Directors is contained in Appendix A of this Offer to Exchange and incorporated herein by reference. Our website address is www.synopsys.com. The information on our website is not a part of this Offer.

        Synopsys is a world leader in electronic design automation (EDA) software for semiconductor design. We deliver technology-leading semiconductor design and verification software platforms and integrated circuit (IC) manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips (SoCs). We also provide intellectual property (IP) and professional design services to simplify the design process and accelerate time-to-market for our customers. Information concerning our business, including our background, strategy, products, research and development activities, competition and factors the may affect our future results, is included in our Annual Report on Form 10-K for the year ended October 31, 2004 and our Quarterly Report on Form 10-Q for the period ended January 31, 2005, copies of which may be obtained in the manner described in Section 18 ("Additional Information").

Financial

        Set forth below is a selected summary of certain financial information about Synopsys. The selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended October 31, 2004 and our Quarterly Report on Form 10-Q for the period ended January 31, 2005. All amounts are in thousands, except per share data.

	For the Year Ended		For the Three Months Ended
	October 31, 2004	October 31, 2003	January 31, 2005	January 31, 2004
			(unaudited)	(unaudited)
Operations
Revenue	$1,092,104	$1,176,983	$241,304	$285,264
Income (loss) before provision (benefit) income taxes	91,952	218,989	(19,154)	43,609
Net income (loss)	74,337	149,724	(14,325)	32,152
Earnings (loss) per share:
Basic	0.48	0.99	(0.10)	0.21
Diluted	0.46	0.95	(0.10)	0.19
Financial Position
Cash, cash equivalents and short-term investments	579,029	698,357	582,503	617,768
Working capital	171,878	434,247	47,151	439,957
Total assets	2,092,187	2,307,353	2,145,122	2,231,411
Stockholder's equity	1,265,049	1,433,410	1,210,331	1,412,736
Book value per common share	8.58	9.20	8.34	9.07

17.   RISK FACTORS.

        Our risk factors can be found in Part I, Item 2 of our Quarterly Report on Form 10-Q for the period ended January 31, 2005 filed with the SEC on March 10, 2005 entitled "Factors That May Affect Future Results" which discussion is incorporated by reference herein.

18.   ADDITIONAL INFORMATION.

        We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your Eligible Options:

  (a)
  our Current Report on Form 8-K, dated January 10, 2005 and filed with the SEC on January 10, 2005;

  (b)
  our Current Report on Form 8-K, dated October 30, 2004 and filed with the SEC on January 12, 2005;

  (c)
  our Annual Report on Form 10-K for our fiscal year ended October 31, 2004, filed with the SEC on January 12, 2005;

  (d)
  our Current Report on Form 8-K, dated March 1, 2005 and filed with the SEC on March 10, 2005;

  (e)
  our Quarterly Report on Form 10-Q for our fiscal quarter ended January 31, 2005, filed with the SEC on March 10, 2005;

  (f)
  our Current Report on Form 8-K, dated March 11, 2005 and filed with the SEC on March 15, 2005;

  (g)
  our Definitive Proxy Statement for our 2005 Annual Meeting of Stockholders, filed with the SEC on April 19, 2005;

  (h)
  our Current Report on Form 8-K, with respect to Item 5.02 only, dated May 13, 2005 and filed with the SEC on May 18, 2005;

  (i)
  our Preliminary Communications on Schedule TO-C filed with the SEC on March 30, 2005, April 19, 2005 and May 23, 2005;

  (j)
  all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since October 31, 2004, including the materials incorporated by reference therein; and

  (k)
  the description of our common stock in our Registration Statement on Form 8-A, filed with the SEC on January 24, 1992, including any amendments or reports filed for the purpose of updating such description.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following locations:

U.S. Securities and Exchange Commission 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	U.S. Securities and Exchange Commission 500 West Madison Street Suite 1400 Chicago, Illinois 60661	Nasdaq Stock Market 1735 K Street, N.W., Washington, D.C. 20006

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings since January 31, 1994 are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "SNPS."

        We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Synopsys Investor Relations
700 E. Middlefield Road
Mountain View, CA 94043

or by emailing us at invest-info@synopsys.com or telephoning us at (650) 584-4257.

        The information contained in this Offer to Exchange about Synopsys should be read together with the information contained in the documents to which we have referred you.

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF SYNOPSYS

        The executive officers and members of the Board of Directors of Synopsys and their positions and offices as of May 25, 2005, are set forth in the following table:

Name	Position and Offices Held
Aart J. de Geus	Chief Executive Officer and Chairman of the Board
Chi-Foon Chan	President, Chief Operating Officer and Director
Bruce R. Chizen	Director
Deborah A. Coleman	Director
A. Richard Newton	Director
Sasson Somekh	Director
Roy Vallee	Director
Steven C. Walske	Director
Steve K. Shevick	Senior Vice President, Finance and Chief Financial Officer
Vicki L. Andrews	Senior Vice President, Worldwide Sales
Raul Camposano	Senior Vice President, Chief Technology Officer and General Manager, Silicon Engineering Group
John Chilton	Senior Vice President and General Manager, Solution Group
Janet S. Collinson	Senior Vice President, Human Resources and Facilities
Antun Domic	Senior Vice President and General Manager, Implementation Group
Manoj Gandhi	Senior Vice President and General Manager, Verification Group
Jay N. Greenberg	Senior Vice President, Marketing
Deirdre Hanford	Senior Vice President, Worldwide Application Services
Rex S. Jackson	Vice President, General Counsel and Corporate Secretary

        The business address of each director and executive officer is: c/o Synopsys, Inc., 700 E. Middlefield Rd., Mountain View, CA 94043. The business telephone number of each director and executive officer is (650) 584-5000.

        Dr. Aart J. de Geus is one of Synopsys' founders and currently serves as Chairman of the Board of Directors and Chief Executive Officer. Dr. de Geus has served as a Director since Synopsys' inception in December 1986 and has held a variety of positions, including Senior Vice President of Engineering and Senior Vice President of Marketing. From 1986 to 1992, Dr. de Geus served as Chairman of the Board. He served as President from 1992 to 1998. Dr. de Geus has served as Chief Executive Officer since January 1994 and has held the additional title of Chairman of the Board since February 1998. From 1982 to 1986 Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group. Dr. de Geus holds an M.S.E.E. from the Swiss Federal Institute of Technology in Lausanne, Switzerland and a Ph.D. in electrical engineering from Southern Methodist University.

        Dr. Chi-Foon Chan joined Synopsys as its Vice President of Application Engineering & Services in May 1990. Since April 1997 he has served as Chief Operating Officer and since February 1998 he has held the additional title of President. Dr. Chan also became a Director in February 1998. From September 1996 to February 1998 he served as Executive Vice President, Office of the President. From February 1994 until April 1997, he served as Senior Vice President, Design Tools Group and from October 1996 until April 1997 as Acting Senior Vice President, Design Re-Use Group. In addition, he has held the titles of Vice President, Engineering and General Manager, DesignWare Operations and Senior Vice President, Worldwide Field Organization. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where his last position was General Manager, Microprocessor Division. From 1977 to 1987, Dr. Chan held a number of senior engineering positions at Intel Corporation. Dr. Chan holds an M.S. and a Ph.D. in computer engineering from Case Western Reserve University.

        Bruce R. Chizen has been a Director of Synopsys since April 2001. Mr. Chizen has served as Chief Executive Officer of Adobe Systems Incorporated, a provider of graphic design, publishing and imaging software for Web and print production, since December 2000 and served as President from April 2000 to January 2005. He joined Adobe Systems in August 1994 as Vice President and General Manager, Consumer Products Division and in December 1997 became Senior Vice President and General Manager, Graphics Products Division. In August 1998, Mr. Chizen was promoted to Executive Vice President, Products and Marketing. From November 1992 to February 1994, he was Vice President and General Manager, Claris Clear Choice for Claris Corp., a wholly-owned subsidiary of Apple Computer. He is a director of Adobe Systems.

        Deborah A. Coleman has been a Director of Synopsys since November 1995. Ms. Coleman is a co-founder and currently is a co-founder and currently is a General Partner of SmartForest Ventures, a venture capital firm which she co-founded in June 2000. Ms. Coleman was Chairman of the Board of Merix Corporation, a manufacturer of printed circuit boards, from May 1994, when it was spun off from Tektronix, Inc., until September 2001. She also served as Chief Executive Officer of Merix from May 1994 to September 1999 and as President from March 1997 to September 1999. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operations. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Vice President, Information Systems and Technology and Vice President of Operations. She holds an M.B.A. from Stanford University. Ms. Coleman serves on the Boards of Directors of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment, Kryptiq Corp., a secure-messaging provider of medical information flows, Teja Technologies, Inc., an embedded system software company and NeoPad, Inc., a fabricator of custom chemical mechanical polishing pads for semiconductor manufacturing.

        Dr. A. Richard Newton has been a Director of Synopsys since January 1995. Previously, Dr. Newton was a Director of Synopsys from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979 and is currently Dean of the College of Engineering. From July 1999 to June 2000, Dr. Newton was Chair of the Electrical Engineering and Computer Sciences Department. From 1988 to 2002, Dr. Newton was a Venture Partner with Mayfield Fund, a venture capital partnership, where he contributed to the evaluation and development of over two dozen new companies. He is currently a

Venture Partner with Tallwood Venture Capital. Dr. Newton is a fellow of the IEEE and a member of the National Academy of Engineering.

        Dr. Sasson Somekh has been a Director of Synopsys since January 1999. Dr. Somekh joined Novellus Systems, Inc., a manufacturer of semiconductor fabrication equipment, as President in January 2004. Previously, Dr. Somekh served as a member of the Board of Directors of Applied Materials, Inc., also a manufacturer of semiconductor fabrication equipment, from April 2003 until December 2003, and as an Executive Vice President of Applied from November 2000 until August 2003. Dr. Somekh served as a Senior Vice President of Applied from December 1993 to November 2000 and as a Group Vice President from 1990 to 1993. Dr. Somekh is a director of Nanosys, Inc., a privately-held developer of nano-enabled systems for use in energy, defense, electronics, healthcare and information technology applications.

        Roy Vallee has been a Director of Synopsys since February 2003. Mr. Vallee is Chief Executive Officer and Chairman of the Board of Avnet, Inc., a global semiconductor products and electronics distributor, positions he has held since June 1998. Previously, he was Vice Chairman of the Board from November 1992 until June 1998, and also President and Chief Operating Officer from March 1992 until June 1998. Mr. Vallee currently serves on the Board of Directors of Teradyne, Inc., an automated testing company for the electronics, communications and software industries. He is also Chairman of the Executive Committee of the Global Technology Distribution Council.

        Steven C. Walske has been a Director of Synopsys since December 1991. Mr. Walske has been Chief Business Strategist of Parametric Technology Corporation, a supplier of software products for mechanical computer aided engineering since June 2000. Previously, Mr. Walske served as Chairman, Chief Executive Officer and a Director of Parametric from August 1994 until June 2000 and as President and Chief Executive Officer of Parametric from December 1986 to August 1994.

        Steven K. Shevick joined Synopsys in July 1995 and currently serves as Senior Vice President, Finance and Chief Financial Officer. Mr. Shevick was appointed Senior Vice President and Chief Financial Officer in January 2003. From October 1999 to January 2003, he was Vice President, Investor Relations and Legal, General Counsel and Corporate Secretary. From March 1998 to October 1999, he was Vice President, Legal, General Counsel and Assistant Corporate Secretary. From July 1995 to March 1998 he served as Deputy General Counsel and Assistant Corporate Secretary. Mr. Shevick holds an A.B. from Harvard College and a J.D. from Georgetown University Law Center. On May 13, 2005, Mr. Shevick notified Synopsys that he would be resigning from his positions with Synopsys.

        Vicki L. Andrews joined Synopsys in May 1993 and currently serves as Senior Vice President, Worldwide Sales. Before holding that position, she served in a number of senior sales roles at Synopsys, including Vice President, Global and Strategic Sales, Vice President, North America Sales and Director, Western United States Sales. She has more than 18 years of experience in the EDA industry. Ms. Andrews holds a B.S. in biology and chemistry from the University of Miami.

        Dr. Raul Camposano has served as Senior Vice President, Chief Technology Officer and General Manager, Silicon Engineering Group since July 2004. Prior to that time, he was Senior Vice President and Chief Technology Officer from September 2000 to July 2004, and Senior Vice President, General Manager of the Design Tools Group from 1997 through September 2000. Prior to joining Synopsys in 1994, he directed the Design Technology Institute at the German National Research Center for Computer Science (GMD) and was a professor in the Department of Computer Science at the University of Paderborn, Germany. Between 1986 and 1991, Dr. Camposano worked at the IBM T.J. Watson Research Center. He was also a member of the research staff at the Computer Science Research Laboratory at the University of Karlsruhe. Dr. Camposano received a B.S.E.E. degree in 1977 and a diploma in electrical engineering in 1978 from the University of Chile and a Ph.D. in computer science from the University of Karlsruhe in 1981.

        John Chilton has served as Senior Vice President and General Manager of the Solutions Group of Synopsys since August 2003. Prior to that time, he was Senior Vice President and General Manager of the IP and Design Services Business Unit from 2001 to August 2003. From 1997 to 2001, Mr. Chilton served as Vice President and General Manager of the Design Reuse Business Unit. Mr. Chilton received an M.S.E.E. from the University of Southern California and a B.S.E.E. from University of California at Los Angeles.

        Janet S. Collinson has served as Senior Vice President, Human Resources and Facilities since August 2003. From September 1999 to August 2003 she was Vice President, Real Estate and Facilities. Prior to that time she served as Director of Facilities from January 1997 to September 1999. Ms. Collinson received a B.S. in Human Resources from California State University, Fresno.

        Dr. Antun Domic has served as Senior Vice President and General Manager of the Implementation Group since August 2003. Prior to that, Dr. Domic was Vice President and General Manager of the Nanometer Analysis and Test Group from 1999 to August 2003. Dr. Domic joined Synopsys in April 1997, having previously worked at Cadence Design Systems and Digital Equipment Corporation. Dr. Domic has a B.S. in Mathematics and Electrical Engineering from the University of Chile in Santiago, Chile, and a Ph.D. in Mathematics from the Massachusetts Institute of Technology.

        Manoj Gandhi has served as Senior Vice President and General Manager, Verification Group since August 2000. Prior to that he was Vice President and General Manager of the Verification Tools Group from July 1999 to August 2000. Prior to that time, he was Vice President of Engineering from December 1997 until July 1999. He holds a B.S. in Computer Science and Engineering from the Indian Institute of Technology, Kharagpur and an M.S. in Computer Science from the University of Massachusetts, Amherst.

        Jay N. Greenberg joined Synopsys in November 2004 as Senior Vice President, Marketing. From March 2003 until joining Synopsys, Mr. Greenberg was President of Green Mountain Solutions, a consulting firm that he also founded. From March 1999 to March 2003 Mr. Greenberg was employed by Taiwan Semiconductor Manufacturing Company, Ltd. (TSMC), where he held the positions of Vice President of Business Development and Vice President of Strategic Marketing. Mr. Greenberg served as Vice President and Senior Partner at Thomas Group, Inc., a consulting firm, from 1987 through 1998. Mr. Greenberg has also held executive, management and technical positions at Memorex, Amdahl and EDS. Mr. Greenberg holds a B.A. from the University of the Pacific in Stockton, California.

        Deirdre Hanford has served as Senior Vice President of Worldwide Applications Services since December 2002. Prior to that time, she was Senior Vice President, Business and Market Development of Synopsys from September 1999 to December 2002. From October 1998 until September 1999, she served as Vice President, Sales for Professional Services and prior to that as Vice President, Corporate Applications Engineering from April 1996 to September 1999. Ms. Hanford received a B.S.E.E. from Brown University and an M.S.E.E. from University of California at Berkeley. Ms. Hanford sits on the American Electronics Association's national board of directors.

        Rex S. Jackson joined Synopsys in February 2003 as Vice President, General Counsel and Corporate Secretary. Prior to joining Synopsys, Mr. Jackson was an investment director with Redleaf Group, Inc., an early stage venture capital firm, from April 2000 through December 2001, and President and CEO of Atlantes Services, Inc., a Redleaf portfolio company, from December 2001 through January 2003. Prior to joining Redleaf, from August 1998 to April 2000, Mr. Jackson was Vice President and General Counsel of AdForce, Inc., a provider of ad management and delivery services on the Internet. Prior to joining AdForce, Mr. Jackson served as Vice President, Business Development and General Counsel of Read-Rite Corporation, a manufacturer of thin film recording heads for the disk and tape drive industries from 1996 to 1998, and as Vice President and General Counsel from 1992 to 1996. Mr. Jackson holds an A.B. degree from Duke University and a J.D. degree from Stanford University. On May 16, 2005, the Board appointed Mr. Jackson to the position of Acting Chief Financial Officer of the Company effective as of the time of Mr. Shevick's resignation.

APPENDIX B

A Guide to International Issues

        The following Appendix contains summaries of the tax consequences of the cancellation of Eligible Options in exchange for the grant of New Options for individuals subject to tax in Belgium, Canada, China, Finland, France, Germany, India, Ireland, Israel, Italy, Japan, the Netherlands, Singapore, South Korea, Sweden, Switzerland, Taiwan, the United Arab Emirates (Dubai) and the United Kingdom. The summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you. Each summary also includes other country specific requirements that may affect your participation in the option exchange program.

        You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        By electing to participate in the Employee Stock Option Exchange Program, you agree to and acknowledge the following information:

        Nature of Program.    (1) the Employee Stock Option Exchange Program is established voluntarily by Synopsys, Inc., it is discretionary in nature and it may be extended, modified, suspended or terminated by Synopsys, Inc. at any time, as provided in this offer; (2) the grant of the right to receive New Options on the first business day after cancellation of the exchanged options, subject to conditions stated in this offer, is voluntary and occasional and does not create any contractual or other right to receive future benefits; (3) decisions with respect to future option grants under any Synopsys, Inc. employee stock plan, if any, will be at the sole discretion of Synopsys, Inc.; (4) your participation in the Employee Stock Option Exchange Program shall not create a right to employment or be interpreted to form an employment agreement with Synopsys, Inc. or its subsidiaries and shall not interfere with the ability of your current employer to terminate your employment relationship at any time with or without cause (subject to the terms of your employment contract, if any); (5) you are voluntarily participating in the Employee Stock Option Exchange Program; (6) the right to receive New Options from Synopsys, Inc. on the first business day after cancellation of the exchanged options, subject to the conditions stated in this offer, is an extraordinary item and is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (7) the future value of the Synopsys, Inc. common stock is unknown and cannot be predicted; (8) if you participate in the Employee Stock Option Exchange Program and receive New Options, the exercise price of the New Options may be higher than the exercise price of the exchanged options; (9) you will not be granted New Options or any compensation in lieu of New Options if you terminate employment or are terminated from employment with Synopsys, Inc. or its subsidiaries prior to the date that Synopsys, Inc. grants New Options pursuant to this offer.

        Responsibility for Taxes.    In Belgium, Canada, China, India, Ireland, Israel, Japan, the Netherlands, Singapore and Switzerland you may be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option under the Employee Stock Option Exchange Program. Please see individual country summaries for further information. You are advised to seek professional advice from your personal tax advisor on this issue. If you are subject to tax as a result of your participation in the Employee Stock Option Exchange Program, the following terms will apply to you:

        Regardless of any action that Synopsys, Inc. or a subsidiary of Synopsys, Inc. takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the exchange, including the cancellation/exchange of Eligible Options ("Applicable Withholdings"), you acknowledge that the ultimate liability for all Applicable Withholdings is and remains your sole responsibility. In that regard, you authorize Synopsys, Inc. and/or its subsidiaries to withhold all Applicable Withholdings legally payable by you from your wages or other cash payment paid to you by Synopsys, Inc. and/or its subsidiaries or ultimately from proceeds of the sale of shares. Finally, you agree to pay to Synopsys, Inc. or its subsidiary any amount of Applicable Withholdings that Synopsys, Inc. or its subsidiary may be required to withhold as a result of your participation in the Employee Stock Option Exchange Program if Synopsys, Inc. does not satisfy the Applicable Withholding through other means.

        Data Privacy.    You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer ("Employer") and Synopsys, Inc. and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Employee Stock Option Exchange Program.

        You understand that Synopsys, Inc. and your Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Synopsys, Inc., details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Employee Stock Option Exchange Program ("Data"). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Employee Stock Option Exchange Program, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Mellon Investor Services LLC at (001) 201-329-8206. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Employee Stock Option Exchange Program, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the New Option (if granted). You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Employee Stock Option Exchange Program. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Mellon Investor Services LLC at (001) 201-329-8206. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Employee Stock Option Exchange Program. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Mellon Investor Services LLC at (001) 201-329-8206.

Synopsys, Inc.
Employee Information Supplement
Belgium

Tax Information

Option Exchange

        It is unlikely that you will be subject to tax as a result of the cancellation of an Eligible Option for the grant of a New Option.

        Please also note that your New Option may be subject to tax on the 60th day following the offer date. However, if you accept the New Option after the 60th day, under the Minister of Finance's view, you may instead be subject to tax at exercise. Please consult your tax advisor for additional details.

Synopsys Inc.
Employee Information Supplement
Canada

        This summary is based on Canadian federal tax law. Different tax consequences may apply under provincial tax laws.

Tax Information

Option Exchange

        The tax treatment as a result of the exchange of an Eligible Option for a New Option is uncertain. It is possible that the Canada Customs and Revenue Agency (the "CCRA") will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of outstanding options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. We believe that the tax authorities will likely view the transaction as described in (iii), but no definitive guidance has been issued in this regard.

Securities Law Information

        You are permitted to sell shares through the designated broker appointed under the Plan, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on the NASDAQ Exchange.

Synopsys, Inc.
Employee Information Supplement
China

Tax Information

Option Exchange

        It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option. However, this result is not entirely certain and, thus, you are advised to seek professional advice from your personal tax advisor on this issue.

Regulatory Information

        Due to regulatory requirements in China, you will be required to use a cashless exercise (same day sale) method of exercise. This means that you will receive the cash proceeds at exercise/sale equal to the difference between the exercise price and the proceeds from the sale of the shares subject to the option, minus any applicable taxes and brokerage fees. You will not be entitled to receive or hold any shares. Synopsys, Inc. reserves the right to eliminate the requirement to use a cashless exercise (same day sale) and, in its sole discretion, to permit cash exercises or cashless sell-to-cover exercises should the regulatory requirements change.

Exchange Control Information

        Exchange control restrictions may limit your ability to repatriate to China the funds received upon the cashless exercise (same-day sale) of your options. This issue should be examined prior to exercise, as you may be able to take steps to mitigate these restrictions, such as limiting the amount proposed to be transferred to US$10,000.

Synopsys, Inc.
Employee Information Supplement
Finland

Tax Information

Option Exchange

        You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option.

Synopsys, Inc.
Employee Information Supplement
France

Tax Information

Option Exchange

        You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option.

Exchange Control Information

        You may hold shares outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Synopsys, Inc.
Employee Information Supplement
Germany

Tax Information

Option Exchange

        You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option.

Exchange Control Information

        If you remit proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. This reporting is normally accomplished through the German bank involved in processing your payment. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your share holding on an annual basis in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Synopsys, Inc.

Synopsys, Inc.
Employee Information Supplement
India

Tax Information

Option Exchange

        It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option. However, this result is not entirely certain and thus, you are advised to seek professional advice from your personal tax advisor on this issue.

Exercise Information

        You will be required to use the cashless exercise (same day sale) method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your option. You will receive the cash proceeds equal to the difference between the exercise price and the proceeds from the sale of your shares subject to the option, minus any applicable taxes and brokerage fees. You will not be entitled to receive or hold any shares. Synopsys, Inc. reserves the right to eliminate the requirement to use a cashless exercise (same day sale) and, in its sole discretion, to permit cash exercises or cashless sell-to-cover exercises should local requirements change.

Synopsys, Inc.
Employee Information Supplement
Ireland

Tax Information

Option Exchange

        It is unlikely that you will be subject to income tax as a result of the exchange of an Eligible Option for a New Option. However, this result is not entirely certain and, thus, you are advised to seek professional advice from your personal tax advisor on this issue.

Type of Offering

        Please be aware that the options granted to you and the shares, which may be purchased on exercise of your options are offered in a private transaction. This is not an offer to the public.

Director Notification Requirements

        If you are a director, shadow director or secretary of an Irish affiliate of Synopsys, Inc., you are subject to certain notification requirements under Section 53 of the Companies Act, 1990. Among these requirements is an obligation to notify the Irish affiliate in writing when you receive an interest (e.g., options, shares) in Synopsys, Inc. and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish affiliate when you sell shares acquired under the 1998 Nonstatutory Stock Option Plan. This notification requirement also applies to any rights or shares acquired by your spouse or children (under the age of 18).

Synopsys, Inc.
Employee Information Supplement
Israel

Tax Information

Option Exchange

        It is unlikely that you will subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option. However, this result is not entirely certain and, thus, you are advised to seek professional advice from your personal tax advisor on this issue.

Exercise Information

        Due to administrative requirements, you will be required to use the cashless exercise (same day sale) method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your option. You will receive the cash proceeds equal to the difference between the exercise price and the proceeds from the sale of your shares subject to the option, minus any applicable taxes and brokerage fees. You will not be entitled to receive or hold any shares. Synopsys, Inc. reserves the right to eliminate the requirement to use a cashless exercise (same day sale) and, in its sole discretion, to permit cash exercises or cashless sell-to-cover exercises should local administrative requirements change.

Synopsys, Inc.
Employee Information Supplement
Italy

Tax Information

Option Exchange

        You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option.

Regulatory Information

        Due to regulatory requirements, you will be required to use the "cashless exercise" (same day sale) method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your New Option. You will receive the cash proceeds equal to the difference between the exercise price and the proceeds from the sale of your shares subject to the option, minus any applicable taxes and brokerage fees. You will not be entitled to receive or hold any shares. Synopsys, Inc. reserves the right to eliminate the requirement to use a cashless exercise (same day sale) method of exercise and, in its sole discretion, to permit cash exercises or cashless sell-to-cover exercises should local regulatory requirements change.

Exchange Control Information

        Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. Exchange control reporting is also required if you have any foreign investment (including Synopsys, Inc. stock) held outside Italy in excess of €12,500. The reporting must be included on your individual tax return (or on a special form if no tax return is due).

Synopsys, Inc.
Employee Information Supplement
Japan

Tax Information

Option Exchange

        You arguably will not be subject to income tax as a result of the exchange of an Eligible Option for the grant of a New Option, although this result is unsettled. Please consult your tax advisor.

Exchange Controls

        If you intend to acquire shares at exercise with a value exceeding ¥100,000,000 in a single transaction, you must file an ex post facto Report Concerning Acquisition of Shares with the Ministry of Finance: 2-2-1, Nihombashi-Hongoku-cho, Chuo-ku, Tokyo, Japan 103-8660, tel: +81-3-3279-1111 through the Bank of Japan within 20 days of acquiring the stock. The forms to make these reports can be acquired at the Bank of Japan.

Synopsys, Inc.
Employee Information Supplement
Korea

Tax Information

Option Exchange

        You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option.

Exchange Control Information

        If you remit funds to purchase shares, the remittance has to be confirmed by a foreign exchange bank in Korea. To receive the confirmation, you should submit (i) the prescribed form application, (ii) the notice of grant of the award, (iii) the stock option agreement and any other Plan documents you received, and (iv) certificate of employment with your local employer. You should check with the bank to determine whether there are any additional requirements at the time of remittance. If you exercise your options using a cashless exercise method, this requirement will not apply to you. This is an automatic procedure (i.e., the bank does not need to "approve" the remittance) and should take no more than a single day to process.

        Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds to Korea within six months of the sale.

Synopsys, Inc.
Employee Information Supplement
Netherlands

Tax Information

Option Exchange

        If your outstanding options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date of acceptance of the outstanding options, you will not be subject to tax as a result of the exchange of Eligible Options for New Options.

        If your outstanding options were taxed at the time the options became unconditionally exercisable and the exchange occurs within three years from the date of acceptance of the outstanding options, you may be subject to tax as a result of the exchange of Eligible Options for New Options if the exchange is characterized as a deemed disposal of your options. If the exchange is characterized as a deemed disposal of your Eligible Options, the taxable value will be determined at the moment of the option cancellation. The taxable moment will be the date of the grant of the New Options. In addition, you may be able to argue that any tax due as a result of the exchange should be credited against the taxable value of the New Options, although whether this argument will succeed is uncertain. Please note that this potential credit will not result in a refund.

Synopsys, Inc.
Employee Information Supplement
Singapore

Tax Information

Option Exchange

        You may be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option as the Inland Revenue Authority of Singapore (the "IRAS") may view the exchange as a taxable "release" of an existing right. In practice, however, the IRAS is likely to disregard the "release" of an Eligible Option and simply tax the New Option upon exercise. Because this result is not certain, we recommend that you consult with your tax advisor.

Securities Law Information

        The offer is being made on a private basis and is, therefore, exempt from registration in Singapore.

Reporting Requirements For Directors

        If you are a director, associate director or shadow director of a Singapore affiliate of Synopsys, Inc. (e.g., if you sit on the board of directors of a Singapore affiliate), you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Synopsys, Inc. or any related companies. Please contact Synopsys, Inc. to obtain a copy of the notification form.

        In addition, you must notify the Singapore affiliate when you sell or receive shares of Synopsys, Inc. or any related company (including when you receive shares or sell shares). These notifications must be made within two business days of acquiring or disposing of any interest in Synopsys, Inc. or any related company. In addition, a notification must be made of your interests in Synopsys, Inc. or any related company within two business days of becoming a director.

Synopsys, Inc.
Employee Information Supplement
Sweden

Tax Information

Option Exchange

        You will not be subject to tax as a result of the exchange of an Eligible Option for a New Option.

Exchange Control Information

        You will not be subject to any exchange controls in Sweden in connection with your purchase, holding, or subsequent disposal of Synopsys, Inc. shares. If you establish a brokerage account with a foreign broker (e.g., a U.S. broker), the foreign broker who is engaged in cross-border transactions on your behalf is generally required to report income statements to the Swedish Tax Agency. In addition, if the broker (or bank) arranges a transfer of payment to or from a foreign country in excess of SEK150,000, it must report the payment to the Swedish Tax Agency, which receives the information on behalf of the Swedish Central Bank. Finally, banks, companies operating in securities, and other financial institutions are required to perform an identity control with respect to transactions exceeding SEK110,000.

Synopsys, Inc.
Employee Information Supplement
Switzerland

        This summary is based on Swiss federal tax law. Different tax consequences may apply under cantonal tax laws.

Tax Information

Option Exchange

        As both the Eligible Options and New Options are restricted to a cashless exercise (same day sale) method of exercise, it is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option, although this result is not certain. Please contact your personal tax advisor for additional details on how this applies to your specific situation.

Exercise Information

        Please note that in order to increase the likelihood (although this result is not certain) that your New Options that you will be subject to taxation at exercise (rather than at grant or vesting), you will be required to use a cashless exercise (same day sale) method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your options. You will receive the cash proceeds equal to the difference between the exercise price and the proceeds from the sale of your shares subject to the option, minus any applicable taxes and brokerage fees. You will not be entitled to receive or hold any shares.

Synopsys, Inc.
Employee Information Supplement
Taiwan

Tax Information

Option Exchange

        You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option.

Exchange Control Information

        Provided you are a Taiwan resident, you may acquire foreign currency and remit the same out of Taiwan up to U.S.$5 million per year. Remittance of funds for the purchase of shares of Synopsys, Inc. stock must be made through an authorized foreign exchange bank. If, in a single transaction, you remit more than TWD$500,000 out of Taiwan, you must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.

Synopsys, Inc.
Employee Information Supplement
United Kingdom

Tax Information

Option Exchange

        You will not be subject to tax or National Insurance Contributions ("NICs") as a result of the exchange of an Eligible Option for the grant of a New Option.

Synopsys, Inc.
Employee Information Supplement
United Arab Emirates (Dubai)

Tax Information

        You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option.

Securities Law Information

        Options are only being offered to qualified employees and are in the nature of providing equity incentives to employees of Synopsys, Inc.'s subsidiary in the UAE.

QuickLinks

  Exhibit 99.(a)(1)(A)
OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK May 25, 2005
OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
TABLE OF CONTENTS
SUMMARY OF TERMS OF OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK May 25, 2005
THIS OFFER
APPENDIX A INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF SYNOPSYS
APPENDIX B A Guide to International Issues